EXHIBIT 3.1

 Certificate of Amendment Adopting

Amended and Restated Articles of Incorporation

of

BrooQLy Inc.

BrooQLy Inc., a corporation duly organized and existing under the laws of the State of Nevada (“Corporation”), hereby amends and restates its Articles of Incorporation in accordance with the provisions of Section 78.403 of the Nevada Revised Statutes, as follows:

FIRST: The current name of the Corporation is BrooQLy Inc. The Corporation’s original articles of incorporation were filed with the State of Nevada on February 19, 2021. A Certificate of Correction was filed on April 19, 2021, to correct the number of shares of common stock authorized to be issued. A Certificate of Amendment to Articles of Incorporation was filed on May 12, 2021.

SECOND: The Amended and Restated Articles of Incorporation shall read as attached.

THIRD: The Amended and Restated Articles of Incorporation were duly adopted by a vote of the majority of the shareholders of the corporation by written consent on April 3, 2025.

FOURTH: The Corporation has one class of authorized capital stock: Two Hundred Million shares of common stock, $0.0001 par value per share, of which Twenty-five Million, Six Hundred Fifteen Thousand (25,615,000) shares are presently issued and outstanding. The number of votes entitled to be cast therefore was Twenty-five Million, Six Hundred Fifteen Thousand (25,615,000) shares of common stock, of which Eighteen Million (18,000,000) shares of common stock were cast in favor of the Amended and Restated Articles by written consent, and no votes were cast against.

Dated this 14th day of May, 2025.

BrooQLy Inc.

By:	/s/ Kent Wilson
Kent Wilson, Chief Executive Officer

1

Amended and Restated

Articles of Incorporation

of

BrooQLy Inc

ARTICLE I

CORPORATE NAME

The name of this corporation is: BrooQLy Inc.

ARTICLE II

CORPORATE PURPOSE

The Corporation is organized to:

2.1 Undertake and engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

ARTICLE III

CAPITALIZATION

3.1 Authorized Capital Stock. The total number of shares which the Corporation shall have the authority to issue is Six Hundred Million (600,000,000) shares of capital stock, such total number of shares consisting of Three Hundred Twenty-five Million (325,000,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”); Fifty Million (50,000,000) shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”); and Two Hundred Twenty-five Million (225,000,000) shares of Preferred Stock, $0.0001 par value share (the “Preferred Stock”). All of the shares of the Corporation’s capital stock shall be non-assessable.

3.2 Common Stock. A statement of the designations of the Common Stock and the Class B Common Stock and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof is as follows:

(a) Voting Rights.

(i)

The holders of shares of Common Stock shall vote on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. The holders of shares of Class B Common Stock shall have no voting rights.

(ii)

Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)	The holders of shares of Class B Common Stock shall have no voting rights and shall not be entitled to any votes for each share of Class B Common Stock held by such holder.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be. There shall be no dividends for the Class B Common Stock.

2

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Common Stock and the Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock and the Class B Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of either the Common Stock or the Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner.

(e) Conversion.

(i)	The Common Stock is not convertible into any other shares of the Company’s capital stock.

(ii)

The shares of Class B Common Stock each shall be convertible into one (1) fully paid and non-assessable share of Common Stock at the option of the holder thereof, upon written notice to the transfer agent of the Corporation, subject to the following limitations:

a.

Up to 20% of the total shares of Class B Common Stock held by such Class B Stockholder may convert into shares of Common Stock beginning twelve months following the acquisition of such shares (the “Acquisition Date”) of Class B Common Stock by the Class B Stockholder, whether from the Company or from another Class B Stockholder.

b.

At the end of each twelve-month period following the Acquisition Date, up to an additional 20% of the total shares of Class B Common Stock held by such Class B Stockholder may convert into shares of Common Stock, such that at the end of five (5) years following the Acquisition Date, up to 100% of the shares of Class B Common Stock held by such Class B Stockholder may be converted into shares of Common Stock.

(f) Restrictions on Transfer.

a.	The shares of Common Stock shall be freely transferrable, subject to all applicable state, federal, and other securities laws.
b.	The shares of Class B Common Stock may only be transferred by any Class B Stockholder upon approval of the Company, which the Company may grant or withhold in its sole discretion.
c.

In connection with any Company-approved transfer of shares of Class B Common Stock, the Class B Stockholder shall provide to the Company information relating to the new Class B Stockholder, including the name, address, and other information about the new Class B Stockholder necessary for the Company to update its shareholder records for the Class B Common Stock. No transfer of shares of Class B Common Stock shall be effective until the Company has received all such required information.

d.	Any transfer of shares of Class B Common Stock not approved in advance by the Company and made pursuant to the conditions set forth in this subsection shall be null and void and of no effect.

3

(g) Redemption Rights of Class B Common Stock. The Company shall have the right, but not the obligation, to redeem unconverted shares of Class B Common Stock pursuant to the following terms and conditions:

a.	During the first year following the issuance of shares of Class B Common Stock by the Company, by paying 100% of the redemption value, which shall be $0.95 per share (the “Redemption Value”).
b.	During the second year following the issuance of shares of Class B Common Stock by the Company, by paying 110% of the Redemption Value.
c.	During the third year following the issuance of shares of Class B Common Stock by the Company, by paying 120% of the Redemption Value.
d.	During the fourth year following the issuance of shares of Class B Common Stock by the Company, by paying 130% of the Redemption Value.
e.	At any time following the beginning of the fifth year following the issuance of shares of Class B Common Stock by the Company, by paying 140% of the Redemption Value.

(h) Reissuance of Class B Common Stock. Once converted into or exchanged for shares of Common Stock, such shares of Class B Common Stock shall be authorized but unissued shares of Class B Common Stock which may be reissued.

(i) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Common Stock.

3.2 Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

3.3 Common Stock and Class B Common Stock. Except as otherwise required by law or as provided in these Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director's Resolution, all shares of Common Stock and Class B Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one (1) vote.

3.4 Relative Ranking of Common Stock and Class B Common Stock. The Common Stock and Class B Common Stock shall be junior to the Preferred Stock and shall be subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director's Resolution.

ARTICLE 4

REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 401 Ryland Street, Suite 200-A, Reno Nevada 89502. The name of the Corporation's initial registered agent at that office is Registered Agents Inc., Upon completion of filing of these Amended and Restated Articles of Incorporation with the Nevada Secretary of State, the Secretary of State may send a copy of these Amended and Restated Articles to the registered agent at the above address of the Corporation's registered office.

4

ARTICLE 5

INDEMNIFICATION OF OFFICERS AND

DIRECTORS

To the fullest extent permitted by the Nevada Revised Statutes or any other applicable law as now in effect or as it may hereafter be amended, and within the meaning of and in accordance with NRS 78.7502:

5.1 No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this ARTICLE 5.

5.2 The limitation of liability contemplated in this ARTICLE 5 shall not extend to (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of NRS 78.300, or (d) an intentional violation of criminal law.

5.3 Any repeal or modification of this ARTICLE 5 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

5.4 Without limitation, this ARTICLE 5 shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Nevada Revised Statutes, as the same exists or may hereafter be amended, as well as any applicable interpretation of Nevada law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.

ARTICLE 6

AMENDED AND RESTATED ARTICLES

These Amended and Restated Articles of Incorporation supersede the Corporation’s Articles of Incorporation and all amendments thereto.

These Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the corporation by written consent on the 3rd day of April, 2025. The number of shares of the corporation’s common stock outstanding at the time of adoption of these Amended and Restated Articles of Incorporation was 25,615,000. The number of votes entitled to be cast was 25,615,000. There were 18,000,000 votes cast in favor of the Amended and Restated Articles of Incorporation by written consent, and no votes were cast against.

DATED the 14th day of May, 2025.

By:	/s/ Kent Wilson
Kent B. Wilson
Chief Executive Officer and Chairman

5